                                                                    EXHIBIT 12.1


                     CRESCENT REAL ESTATE EQUITIES COMPANY

Computation of Ratio of Earnings to Fixed Charges and Preferred Share Dividends
                     (dollars in thousands, except ratios)



                                                                                        YEAR ENDED DECEMBER 31,
                                               THREE MONTHS ENDED      --------------------------------------------------------
                                                  MARCH 31, 2002         2001        2000        1999        1998        1997
                                               ------------------      --------    --------    --------    --------    --------

Income before minority interests and
   extraordinary item                               $ 24,970           $ 27,572    $303,052    $ 13,343    $183,210    $135,024
Interest Expense                                      42,272            182,410     203,197     192,033     152,214      86,441
Amortization of Deferred Financing Costs               2,320              9,327       9,497      10,283       6,486       3,499
                                                    --------           --------    --------    --------    --------    --------

Earnings                                            $ 69,562           $219,309    $515,746    $215,659    $341,910    $224,964
                                                    ========           ========    ========    ========    ========    ========

Interest Expense                                    $ 42,272           $182,410    $203,197    $192,033    $152,214    $ 86,441
Capitalized Interest                                   1,152              1,320       1,372          --         575       1,745
Amortization of Deferred Financing Costs               2,320              9,327       9,497      10,283       6,486       3,499
GMAC Preferred Dividend                                3,659             19,015      16,371          --          --          --
                                                    --------           --------    --------    --------    --------    --------
Fixed Charges                                       $ 49,403           $212,072    $230,437    $202,316    $159,275    $ 91,685
Preferred Dividends                                    3,375             13,500      13,500      13,500      11,700          --
                                                    --------           --------    --------    --------    --------    --------
Fixed Charges and Preferred Share Dividends         $ 52,778           $225,572    $243,937    $215,816    $170,975    $ 91,685
                                                    ========           ========    ========    ========    ========    ========
Ratio of Earnings to Fixed Charges and
   Preferred Share Dividends                            1.32               0.97        2.11        1.00        2.00        2.45
                                                    ========           ========    ========    ========    ========    ========